C R E F

             RETIREMENT UNIT ANNUITY CERTIFICATE

     This  is  to  certify  that  you,  as  the  owner   (Participant)  of  this
certificate, are entitled to share in the benefits of COLLEGE RETIREMENT EQUITIES FUND ("CREF"). No other person or institution is a party to this certificate.

     This page refers briefly to some of the features of your certificate. The next pages set forth in detail the rights and obligations of both
CREF and you under the certificate.  PLEASE READ YOUR CERTIFICATE.  IT IS
IMPORTANT.

                      GENERAL DESCRIPTION

     Each premium paid to CREF purchases a number of Accumulation Units representing your share in CREF. You may convert these into a lifetime income of Annuity Units. If you die before starting to receive this income the Accumulation Units will provide a benefit for your beneficiary under one of the methods described in your certificate.
     Once each year we will report to you on the amount of premiums paid and the current value of your Accumulation Units.
     When you are ready to start receiving your lifetime income, you choose the income option you want from among those described in your certificate. All options provide a lifetime income for you, and all but one also have some provision for another person, to be named by you.
     You, or your beneficiary at your death, may have CREF pay the value of some or all of your Accumulation Units to Teachers Insurance and Annuity Association of America ("TIAA") for the purchase of a fixed dollar contract, as explained in your certificate.
     THIS CERTIFICATE CANNOT BE ASSIGNED NOR DOES IT PROVIDE FOR CASH SURRENDER OR LOANS.

                        INDEX OF PROVISIONS

                                                   Section
 Accumlation - Definition ............................   2
 Accumulation Units ...................................  1
 Annuity Starting Date - Change of .................... 15
               - Definition ...........................  3
 Annuity Unit - Definition ............................  4
 Assignment - Void and of no effect ................... 30
 Benefits Based on Incorrect Data ..................... 37
 Cash Surrender - No provision for .................... 31
 Claims of Creditors - Protection against ............. 29
 Commuted Value - Definition .......................... 10

 Certificate - Changes of ............................. 11
 Consideration ........................................ 11
 Correspondence with us ............................... 34
 Death Benefit ........................................ 20
               - Beneficiary .......................... 21
               - Changing the Beneficiary ............. 22
               - Definition ...........................  7
               - Methods of Payment ................... 24
               - Number of Annuity Units .............. 26
               - Payment of ........................... 23
               - Payments after death of Beneficiary .. 25
 Elections and Changes - Procedure .................... 32
 Lapse - Protection against ........................... 13
 Loans - No provision for ............................. 31
 Non-Forfeiture of benefits ........................... 39
 Ownership of Certificate ............................. 29
 Payment to an Estate, Trustee, etc. .................. 33
 Premiums - Discontinuing and Resuming ................ 14
               - Payment of ........................... 12
 Proof of Survival .................................... 38
 Report of Premiums and Accumulation .................. 28
 Request for Benefits ................................. 34
 Rules of the Fund - Definition .......................  9
 Second Participant ...................................  6
 Service of Process upon CREF ......................... 35
 Transfers - .......................................... 27
               - Definition ...........................  8
 Unit Annuity - Definition ............................  5
 Unit Annuity Income - Number of Annuity Units ........ 19
               - Options .............................. 17
               - Payments during guaranteed periods ... 18
               - Starting payments .................... 16

            PART A:  TERMS USED IN THIS CERTIFICATE

1. Accumulation Units. Each premium paid to your certificate will purchase a number of Accumulation Units determined in accordance with the Rules of the Fund. Before the Annuity Starting Date, your share of the net dividend and other income of CREF will purchase additional Accumulation Units that will be credited to you. The current value of each Accumulation Unit is based on the market value of CREF's investments and will be determined in accordance with the Rules of the Fund.

2. Your ACCUMULATION is the value of all of your Accumulation Units. It will provide the benefits described in this certificate.

3. The ANNUITY STARTING DATE shown on page 3 is the date your lifetime income is scheduled to begin. The Date may be changed as explained in Sections 15 and 16.

4. An ANNUITY UNIT is the unit of payment for all periodic benefits. The current value of an Annuity Unit will change from time to time to reflect changes in CREF'S investment, mortality and expense experience. The dollar value of any payment will be the product of the number of Annuity Units to be paid and the then current value of an Annuity Unit.

5. A UNIT ANNUITY is a series of payments of the current value of a fixed number of Annuity Units. The number of Annuity Units to be paid and their then current value will be determined in accordance with the Rules of the Fund, using actuarial methods. The Options under which you may receive your Unit Annuity Income are described in Part C.

6. The SECOND PARTICIPANT is the person you name, when starting to receive your income under a Survivor Unit Annuity Option, to receive a lifetime income if he or she survives you. You may name your spouse, or any other person eligible under CREF's practices then in effect, to be a Second Participant.

7. The DEATH BENEFIT is the value of your Accumulation. It will be used to pay your beneficiary an income under one of the methods set forth in Part D if you die before the Annuity Starting Date.

8. A TRANSFER is the use of the value of some or all of your Accumulation Units to purchase fixed dollar benefits under a TIAA deferred or pay-out contract. The conditions applying to transfers are set forth in Part E.

9. The RULES OF THE FUND govern all matters affecting the interest of anyone in the Fund to the extent such matters are not specifically provided in this certificate. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone in the Fund. A copy of the Rules was furnished to you when this certificate was issued; you will be notified of all amendments to the Rules.

10. The COMMUTED VALUE is a one-sum payment made in lieu of a series of payments. The Commuted Value of a series of payments of Annuity Units is computed in accordance with the Rules of the Fund, in which it is referred to as the "present value."

               PART B:  CERTIFICATE AND PREMIUMS

11. The Certificate. We have issued this certificate in return for your completed application and the first premium. Any endorsement or amendment of this certificate or waiver of any of its provisions will be valid only if in writing and signed by an Executive Officer or Registrar of CREF. All premiums and benefits are payable at CREF's home office in New York, NY.

12. Premium Amount. Premiums for this certificate may be paid in any amount not less than $25 each. You may change the amount or frequency of future premiums at any time. CREF will accept premiums any time before the Annuity Starting Date or your prior death.

13. Unconditional Protection Against Lapse or Forfeiture. Your certificate will not lapse after the first premium has been paid. If premiums cease, you continue to own all of your Accumulation Units.

14. Discontinuing and Resuming Premium Payments. Premiums may be stopped at any time without notice to CREF. Premiums may be resumed before the Annuity Starting Date without payment of any past due premium or penalty of any kind.

                PART C:  YOUR UNIT ANNUITY INCOME

15. Changing Your Annuity Starting Date. Any time before you start to receive your Unit Annuity Income, you may change the Annuity Starting Date to the first of any month after the change, but not to a month later than the one following your seventy-first birthday. If you have not chosen an Annuity Starting Date prior to your sixty-fifth birthday, the Date will be the first of the month following that birthday.

16. Starting Your Unit Annuity Income. Payment of your Unit Annuity Income will begin as of the Annuity Starting Date you have chosen, if you are then living and:
   A) you have sent us this certificate;
   B) you have chosen one of the Income Options set forth in
      Section 17; and
   C) we have received due proof of your age and, if you choose a Survivor Unit Annuity Option, the age of your Second
      Participant.
If A, B and C of this Section have not been completed by the Annuity Starting Date you have chosen, the Annuity Starting Date will be deferred to the first of the month after A, B and C have been completed or to the first of the month following your seventy-first birthday, whichever comes first.

17. INCOME OPTIONS are the ways in which you may have your Unit Annuity Income paid to you. Any time before the Annuity Starting Date you may choose the Option you want. You may change your choice any time before payments begin, but once they have begun no change can be made.

Automatic Election Provision. If on the Annuity Starting Date determined in accordance with Sections 15 and 16, you have not chosen an Income Option, you will be deemed to have chosen the "Life Unit Annuity with 10-Year Guaranteed
Period" Option if you are then single, or the "Half Benefit to Second Participant with 10-Year Guaranteed Period" Option if you are then married.

These are the Income Options from which you will choose. All of them provide a lifetime income for you, some provide that payments will continue for the lifetime of a Second Participant and some provide that payments will continue in any event during a guaranteed period as explained in Section 18:

   Single Life Unit Annuity. A payment will be made to you each month as long as you live. All payments will cease at your death. This Option provides nothing for anyone after your death.

   Life Unit Annuity with 10-, 15- or 20-Year Guaranteed Period. A payment will be made to you each month as long as you live. If you die before the end of the guaranteed period you have chosen, monthly payments will continue to the end of that period.

Survivor Unit Annuity Options. Under each of these Options a payment will be made to you each month as long as you live, and payments will continue for life to the Second Participant you have named if he or she survives you. After payments begin, you cannot change your choice of Second Participant. The number of Annuity Units paid to you or a surviving Second Participant each month depends on which of these Options you choose:

   Full Benefit to Survivor with or without a 10-, 15- or 20-Year Guaranteed Period. At the death of either you or your Second Participant the monthly payments that continue to the survivor will be the full number of Annuity Units that would have been paid if both had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the same number of Annuity Units will continue to be paid to the end of that period; otherwise all payments will cease at the death of the last survivor of you and the Second Participant.

   Two-thirds Benefit to Survivor with or without a 10-, 15- or 20-Year Guaranteed Period. At the death of either you or your Second Participant the monthly payments that continue to the survivor will be two-thirds the number of Annuity Units that would have been paid if both had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the two-thirds number of Annuity Units will continue to be paid to the end of that period; otherwise all payments will cease at the death of the last survivor of you and the Second Participant.

   Half Benefit to Second Participant with or without a 10-, 15- or 20-Year Guaranteed Period. The full monthly number of Annuity Units will not change as long as you live. If your Second Participant survives you, he or she will receive payments each month of one-half the number of Annuity Units you would have received if you had lived. If you choose a guaranteed period and you and your Second Participant both die before the end of the period chosen, the one-half number of Annuity Units will continue to be paid to the end of that period; otherwise all payments will cease at the death of the last survivor of you and the Second Participant.

18. Payments to the End of a Guaranteed Period. At the time you choose an Income Option, you name the person or persons to receive these payments. You may later change the named persons and, if you choose a Survivor Unit Annuity, after your death your surviving Second Participant may change the named persons unless you direct otherwise.
     At the death of the last survivor of you and your Second Participant before the end of a guaranteed period you have chosen under one of the Survivor Unit Annuity Options, or at your death before the end of a guaranteed period under one of the other Income Options, the monthly payments due for the remainder of the guaranteed period will continue to the surviving person or persons named to receive them. The Commuted Value of these payments may be paid in one sum unless we are directed otherwise.
     If no one has been named to receive these payments, or if no one so named is then living, the Commuted Value will be paid in one sum to the estate of the last survivor of you and your Second Participant if you chose a Survivor Unit Annuity Option, or to your estate if you chose one of the other Income Options.
     If a person receiving these payments dies before the end of the guaranteed period, the Commuted Value of any payments still due that person will be paid to any other person or persons named to receive it. If no one has been so named, the Commuted Value will be paid to the estate of the last person who was receiving these payments.

19. The NUMBER OF ANNUITY UNITS will be determined as of the Annuity Starting Date, in accordance with the Rules of the Fund, by: A) the value of your Accumulation Units at that time; B) the Income Option you choose; C) your age;
D) if  you  choose  one  of the  Survivor  Unit  Annuity  Options,  your  Second
Participant's age; E) if the Rules of the Fund provide for the use of sex-distinct mortality, your sex and that of any Second Participant; and F) the value of an Annuity Unit. If your initial Unit Annuity payment would be less than $25, CREF will have the right to change to quarterly, semi-annual or annual payments, whichever would result in an initial payment of $25 or more and the shortest interval between payments.

     PART D:  DEATH BENEFIT

20. The Death Benefit. If you die before the Annuity Starting Date, CREF will pay the Death Benefit to your beneficiary under one of the Methods of Payment set forth in Section 24. You may choose the Method during your lifetime as explained in Section 32. If you do not so choose, your beneficiary will make the choice when he or she becomes entitled to payments. You may change the Method at any time before payments begin. After your death, your beneficiary may also change the Method chosen by you, if you so provide. Any choice of Method or change of such choice must be made in writing as explained in Section 32.

21. Naming Your Beneficiary. Beneficiaries are persons you name, in form satisfactory to CREF, to receive the Death Benefit if you die before the Annuity Starting Date. You may designate different classes of beneficiaries, such as primary (first) and contingent (secondary). These classes set the order of payment. If a class contains more than one person, the Death Benefit will be paid to the then living persons in the class in equal shares, unless you provide otherwise. For example, if you die before the Annuity Starting Date, having named your spouse as primary beneficiary and "children" as equal contingent beneficiaries, your spouse would receive the Death Benefit if he or she survived you. But if your spouse did not survive you, then your surviving children would receive the Death Benefit in equal shares.
     The terms "children" or "my children" may be used to name a class of beneficiaries, either primary or contingent. Unless you specify otherwise, these terms will mean all children born of your marriage or marriages and any children legally adopted by you. The term "children" also has the same inclusive meaning when used to name as beneficiaries the children of your spouse, your child, your brother or your sister.
    If you name your estate as beneficiary, or if none of the beneficiaries you have named is alive at the time of your death, the Death Benefit will be paid to your estate in one sum.
     If you die prior to the Annuity Starting Date never having named a beneficiary, your estate and your surviving spouse, if any, become the beneficiaries as follows:
   A) if you leave no surviving spouse, the Death Benefit will be paid to your estate in one sum;
   B) if you leave a surviving spouse, your spouse will receive lifetime monthly payments of the number of Annuity Units he or she would have received as Second Participant if you had started to receive your Income Benefit as of the first day of the month in which you die, having chosen the "Half Benefit to Second Participant with 10-Year Guaranteed Period" Option. The part of the Death Benefit not needed to provide this income to your spouse will be paid to your estate in one sum.

22. Changing Your Beneficiary. At any time before the Annuity Starting Date, you may change your beneficiary or add or delete beneficiaries as explained in
Section 32.

23. Payment of the Death Benefit. Payment of the Death Benefit under one of the Methods set forth in Section 24 will start as of the first day of the month after we have received:
     A) this certificate;
     B) due proof of your death;
     C) the choice of a Method of Payment as provided in Section 24; and
     D) due proof of the beneficiary's age if the Method chosen pays a lifetime income.

24. Methods of Payment. The Death Benefit will be paid to your beneficiary under one of the Methods shown below.

   Single Life Unit Annuity. A payment will be made to your beneficiary each month for life. All payments will cease at his or her death. This Method provides nothing for anyone after the death of your beneficiary.

   Life Unit Annuity with 10-, 15- or 20-Year Guaranteed Period. A payment will be made to your beneficiary each month for life. If he or she dies before the end of the guaranteed period chosen, the monthly payments will continue to the end of that period as explained in Section 25.

   Unit Annuity for a Fixed Period. A payment will be made to your beneficiary each month for a fixed period of not less than two nor more than thirty years, as chosen. At the end of the period chosen the entire Death Benefit will have been paid out and no further payments will be made. If your beneficiary dies before the end of the period chosen, monthly payments will continue to the end of that period as explained in Section 25.

   Unit Deposit. CREF will hold your beneficiary's Accumulation Units on deposit for a chosen period of not less than two nor more than thirty years. No periodic payments will be made under this Method. Additional Accumulation Units will be purchased in accordance with the Rules of the Fund from your beneficiary's share of the net dividend and other income of CREF. At the end of the period chosen, CREF will make a one-sum payment to your beneficiary. This one-sum payment will be the then current value of all Accumulation Units held by CREF for your beneficiary. If your beneficiary dies while any part of the Death Benefit is held by CREF, that amount will be payable as explained in Section 25. Instead of a chosen period, the Accumulation Units may be held on deposit for "the lifetime of the beneficiary," with the one-sum payment made after the death of your beneficiary as explained in Section 25. The value of the Death Benefit placed under this Method must be at least $5,000.

   Transfer to a TIAA Dollar Pay-out Contract. CREF will transfer the Death Benefit to TIAA for the purchase of an individual pay-out contract on the life of the beneficiary in any form then being issued by TIAA for such transfers, or an Annuity for a Fixed Period of not less than two nor more than thirty years, or an Interest Payments contract for A) the lifetime of the beneficiary or B) a chosen period of not less than two nor more than thirty years. The pay-out rates for the TIAA contract will be the rates applying to such transfers at that time; the contract will give the beneficiary the same rights as any person then applying for a similar TIAA contract. The value of the Death Benefit transferred under this Method must be at least $1,000; however, if an Interest Payments contract is chosen, the value of the Death Benefit transferred must be at least $5,000.

     If any Method chosen, except Unit Deposit, would result in an initial payment of less than $25, CREF will have the right to require a change in choice that will result in an initial payment of not less than $25 a month.

25. Payments after the Death of a Beneficiary. Any monthly payments still due at the death of your beneficiary during a guaranteed or fixed period will be continued to the person or persons named by you or your beneficiary to receive them. The Commuted Value of these payments may be paid in one sum unless we are directed otherwise.
     If no one has been named to receive these payments, or if no one so named is living at the death of your beneficiary, the Commuted Value will be paid in one sum to your beneficiary's estate.
     If a person receiving these payments dies before the end of the guaranteed or fixed period, the Commuted Value of any payments still due that person will be paid to any other person or persons named to receive it. If no one has been so named, the Commuted Value will be paid to the estate of the last person who was receiving these payments.
     If your beneficiary dies while any Accumulation Units are held by CREF under the Unit Deposit Method, their then current value will be paid in one sum to the person or persons you or your beneficiary have named to receive it. If no such person survives your beneficiary, the then current value of all Accumulation Units held on deposit will be paid in one sum to your beneficiary's estate.

26. The NUMBER OF ANNUITY UNITS FOR A BENEFICIARY will be determined, in accordance with the Rules of the Fund, by: A) the value of your Accumulation Units as of the date of your death; B) the Method of Payment chosen for the Death Benefit; C) if the Method chosen pays a lifetime income, the age of your beneficiary and, if the Rules of the Fund provide for the use of sex-distinct mortality, his or her sex; and D) the value of an Annuity Unit.

                  PART E:  TRANSFERS

27. Transfer to TIAA Dollar Annuity. You may have CREF pay to TIAA all or a part of your Accumulation for the purchase of a TIAA deferred or pay-out annuity contract on your life, provided the request for transfer is made before the Annuity Starting Date, and subject to the following conditions:
     A) the request for a Transfer cannot be revoked or cancelled after the effective date of such Transfer;
     B) you will have the same rights under the TIAA contract as any person then being issued a similar contract, except since a Transfer cannot be revoked or cancelled there will be no temporary right to cancel;
     C) the premium or pay-out rates for the TIAA contract will be the rates applying to such Transfers at the time the Transfer is made;
     D) the effective date of the Transfer will be the first day of the month following the month in which we receive your request for transfer or the first day of any later month you select;
     E) the  amount  transferred  must be at least  $1,000;
     F) no more than two Transfers  may be made in any  year;  and
     G) the TIAA contract will not provide for assignment, loan or cash surrender.

The number of your Accumulation Units will be reduced by the number of such Units transferred to TIAA.

                 PART F:  GENERAL PROVISIONS

28. Report of Premiums and Accumulation. Once each year until the Annuity Starting Date, we will mail you a report for the calendar year just ended. It will show the amount of premiums paid during the year and the value of your Accumulation (Death Benefit) as of the end of the year.

29. Ownership. You own this certificate. During your lifetime, you may, to the extent permitted by law, exercise every right given by it without the consent of any other person.

30. No Assignment. Neither you nor any other person may assign, pledge, or transfer ownership of this certificate or any benefits under its terms.
Any such action will be void and of no effect.

31. No Cash Surrender or Loans. This certificate does not provide for cash surrender or loans.

32. Procedure for Elections and Changes. You, or your Second Participant or beneficiary having the right to do so, may elect or change, in accordance with the terms of your certificate, any of the following by written notice satisfactory to CREF sent to its home office in New York, NY:
     A) the Annuity Starting Date;
     B) an Income Option;
     C) a Transfer;
     D) a Method of Payment for the Death Benefit; or
     E) a beneficiary or any person named to receive payments remaining due.
No such notice will take effect unless it is received by CREF. When received it will take effect as of the date it was signed, whether or not the signer is living at the time we receive it. Any action taken by CREF in good faith before receiving the notice will not subject CREF to liability because our acts were contrary to what was stated in the notice.

33. Payment to an Estate, Guardian, Trustee, etc. CREF reserves the right to pay in one sum the Commuted Value of any benefits due an estate, corporation, partnership, trustee or other entity not a natural person. CREF will not be responsible for the acts or neglects of any executor, trustee, guardian, or other third party to whom payment is made.

34. Correspondence and Request for Benefits. No notice, application, form, premium payment, or request for benefits will be deemed to be received by us unless it is received at our home office. All benefits are payable at our home office. Any questions about this certificate or inquiries about our service should be directed to us at our address:

                     CREF
                     730 Third Avenue
                     New York, NY 10017.

35. Service of Process upon CREF. We will accept service of process in any action or suit against us on this contract in any court of competent jurisdiction in the United States, Puerto Rico or Canada provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the state, district, territory, or province in which the action or suit is brought. This Section does not waive any of our rights, including the right to remove such action or suit to another court.

36. Protection Against Claims of Creditors. The benefits and rights accruing to you or any other person under this certificate are exempt from the claims of creditors or legal process to the fullest extent permitted by law. This protection is contained in the statute of the State of New York establishing CREF.

37. Benefits Based on Incorrect Data. If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. If any overpayments or underpayments have been made by CREF, adjustments will be made in accordance with the Rules of the Fund.

38. Proof of Survival. CREF reserves the right to require satisfactory proof that anyone named to receive benefits under the terms of your certificate is alive on the date any benefit payment is due. If this proof is not received after requested in writing, CREF will have the right to make reduced payments or to withhold payments entirely until such proof is received. If under a Survivor Unit Annuity Option CREF has overpaid benefits because of a death of which we were not notified, subsequent payments will be reduced or withheld until the amount of the overpayment has been recovered.

39. Non-Forfeiture of Benefits. Benefits payable under this certificate will not be less than the minimum required as of the Date of Issue, and under other income methods are computed on the basis stated in the Rate Schedule for benefits bought by premiums. For premiums other than $100,